Exhibit 10.13(a)

Statement of Employment Particulars

1.	Identification of parties

Employer: Kraton Polymers LLC, One Rockefeller Plaza, 32nd Floor, New York NY 10020 (the “Company”)

Employee: Dr Roger P. Morgan of 19 Twickenham Road, Teddington, Middlesex TW11 8AQ (“you”)

2.	Definitions

2.1	Board means the board of directors of the Company or a duly constituted committee of the board of directors.

2.2	Group Company means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings given to them by section 736 Companies Act 1985).

3.	Commencement of Employment

Your employment with the Company commenced on 1st January 2002. Your previous employment with the Company or any associated company which is recognised as continuous employment will be taken into account for statutory purposes. Your continuous service for statutory purposes therefore dates from 3rd July 1978. No service before this date counts for statutory purposes.

4.	Duration of Employment

Your employment is intended to be ongoing and is not of fixed term in nature.

5.	Job Title

5.1	You are employed as a Global Director Kraton D and Vice President Europe, Africa and Middle East.

5.2	Notwithstanding your specific job title you may be required by the Board to perform any function within the range of your skill and capability which the Board considers necessary to promote and maintain the business of the Company and you will be required to diligently perform all such duties and exercise all such powers as are lawfully assigned to you from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company.

5.3	Unless you are prevented by sickness, injury or other incapacity, you are required by the Company to devote the whole of your time, attention and abilities during your working hours to the business of the Company or any other Group Company for which you are required to perform duties.

6.	Remuneration Package

6.1	You will receive a basic salary of £104,758 (one hundred and four thousand, seven hundred and fifty eight pounds) per annum. You will also receive a London Allowance of £3,500 (three thousand, five hundred pounds) per annum payable while you are working in London. Your basic salary and London Allowance will be paid monthly in arrears.

6.2	All payments made and benefits provided to you are subject to any appropriate deductions as required by law including in respect of income tax and national insurance contributions.

6.3	Your basic salary will be reviewed periodically. Details of this process will be advised to you separately.

6.4	You will be entitled to use your current company car until 1st May 2002. You will be subject to the same terms regarding use of the car which applied during your employment with Shell. You will be notified of the new company car policy on or by the first working day of February 2002. After 1st May 2002 you will be entitled to participate in the company car policy applicable to you.

7.	Place of Work

Your normal place of work will be at the premises of Kraton Polymers International Limited, at Kraton House, Worple Road, Wimbledon. It is a condition of your employment that you are prepared to work elsewhere from time to time at any of the Company’s premises or at the premises of its customer’s client’s suppliers or associates within the United Kingdom and overseas from time to time.

8.	Notice Required to Terminate Employment

8.1	Either party has the right to terminate your employment at any time by giving the other party 3 months’ written notice.

8.2	The Company may in its discretion terminate your employment without notice by making a payment of a sum in lieu of the appropriate period of notice equal to 3 months gross basic salary but not the other benefits you are entitled to under your employment at the date of termination.

8.3	The Company may also terminate your employment immediately and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(i)	commit any serious or repeated breach of any of your obligations under your employment;

(ii)	are guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business affairs of the Company or any other Group Company;

(iii)	are guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring you, the Company or any other Group Company into disrepute;

(iv)	are convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(v)	are disqualified from acting as a director of a company by order of a competent court;

(vi)	are declared bankrupt or make any arrangement with or for the benefit of your creditors;

(vii)	resign your directorships of the Company or any Group Company (other than at the explicit request of the Board).

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

8.4	Your contract of employment will automatically cease on you reaching the Company’s Normal Retirement Date, which is the end of month in which you reach the age of 60.

8.5	Once notice to terminate your employment has been given by the Company or yourself the Company shall be under no obligation to provide you with work and may exclude you from the premises of the Company provided that salary and other contractual benefits shall not cease to be payable or provided by reason only of the Company exercising its rights under this clause. During any such period you will not be entitled to work or provide services for any other company or business in any capacity whatsoever.

9.	Hours of Work

9.1	Your normal working hours will be 36 1/4 per week Monday to Friday and such additional hours as may reasonably be necessary in order to perform your duties under this contract. By your signature to this statement you acknowledge that you have no entitlement to additional remuneration for such hours you are required to work in excess of the Company’s normal business hours.

9.2	You agree, in accordance with Regulation 5 of the Working Time Regulations 1998 (the Regulations), that the provisions of Regulation 4(1) do not apply to you, and that you shall give the Company three months’ notice in writing if you wish Regulation 4(1) to apply to you.

10.	Leave

10.1	Your basic leave entitlement is 28 days per annum in addition to the UK public/customary holiday days in respect of each full year’s employment. This is inclusive of your statutory annual leave entitlement.

10.2	The leave year runs from 1 January to 31 December each year and are obliged to take your leave within the period 1 January to 30 April of the next leave year following the year in which your leave accrued or as may be otherwise agreed with the Company.

10.3	On the termination of your employment you are entitled to receive a payment representing basic leave accrued and as yet untaken. This payment is calculated for each day of accrued and untaken leave at a rate of 1/260 of the aggregate of your annual basic salary and such regular allowances as the Company determines in each case as payable at the date of termination. If on termination of employment you have taken leave in excess of your accrued entitlement you will be required to refund to the Company a sum representing unearned leave calculated in the manner described above per day of unearned leave taken. By signing this statement you agree to the deduction of such sum from your salary payment.

10.4	You will be entitled to the special leave entitlements set out below subject to the Company’s consent, in each case, which consent will not be unreasonably withheld or delayed:

•	Civic activities: up to 18 days

•	Jury Service: paid leave

•	Training with HM Forces: 5 days

•	Compassionate Reasons: up to 5 days

•	Moving House: 1 day

•	Marriage: 2 days

•	Open University: up to 5 working days attending “summer school”

•	Study leave

•	Other paid leave

•	Other unpaid leave

11.	Insurance

11.1	You are entitled to become a member of the Company’s life assurance arrangements, upon the terms and subject to the conditions of the rules governing such arrangements, the intention being that a sum equal to three times or four times (dependant on the cause and circumstances of your death) your annual basic salary at the date of your death would be payable in the event of your death during your employment.

11.2	You are entitled to become a member of the Company’s Permanent Health Insurance Scheme, upon the terms and subject to the conditions of the rules governing such scheme from time to time in force.

11.3	You are entitled to become a member of the Company’s Dependents Benefits Plan, upon the terms and subject to the conditions of the rules governing such scheme from time to time in force.

12.	Loan

You are required to repay to the Company the full balance of the loan outstanding which is due to the Company on or before 29 February 2004. The interest rate applicable to the loan is 3%. In the event that your employment ceases at any time and for whatsoever reason prior to this date the full outstanding balance of the loan then outstanding shall be due and payable to the Company.

13.	Transition Payment

The Company will pay you the sum of £289.22 per month (less deductions) up to 29 February 2004 as compensation to you for your loss of your right to participate in the Shell Chemicals UK Limited Save as You Earn Scheme and lack of luncheon provision at the new offices in Wimbledon. This amount shall be paid monthly in arrears together with your salary. With effect from 29 February 2004 you shall have no further entitlement to receive payment of this sum and no further payment will be due by the Company.

14.	Absence due to sickness

14.1	If you are absent due to sickness or injury the Company will pay Statutory Sick Pay (SSP) in accordance with the legislation in force at the time of absence. Any discretionary payment of remuneration to you by the Company for a day of absence will discharge the Company’s obligation to pay SSP for that day.

14.2	Regulations regarding absence from work as a result of illness or injury and payment during that time are expected to be contained in any Company Personnel Policy and Practice Manual.

14.3	Payment during any absence for sickness or injury is subject to your compliance with the rules about notification and certification. You may be paid at the Company’s absolute discretion, your normal remuneration for up to a period of 6 months.

15.	Employment Outside the UK

At this time, employment outside of the UK for a period of more than one consecutive month is not planned.

16.	Collective Agreements

Your terms and conditions of employment are not affected by any collective agreements.

17.	Disciplinary Rules

There is no formal disciplinary procedure which applies to you. If you are dissatisfied with any disciplinary decision taken in relation to you, you may appeal in writing to the Chairman of the Board within 7 days of that decision being taken. The Chairman’s decision which will be made within 28 days shall be final.

18.	Grievances relating to your employment

If you have any grievance relating to your employment you may raise this with the Chairman of the Board in writing whose decision which will be made within 28 days will be final.

19.	Health and Safety at Work

You are required to comply with the Company’s policy on Health and Safety at Work and the organization and arrangements for carrying out this policy which are contained in notices produced locally.

20.	Miscellaneous

20.1	The Company and you agree that no term of this contract is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to this contract.

20.2	Your employment shall be governed by and construed in accordance with the laws of England.

21.	Positive Employment:

In order that the Company may maintain a positive environment for all employees, you are required not to engage in, any sexual, racial, disability or other harassment of, or unlawful discrimination against any person (whether or not a Company employee) in the course of your or their employment by the Company.

22.	Changes to the terms of your employment:

22.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

22.2	Subject to clause 22.1 you will be notified of minor changes of detail by way of a general notice to all employees and any such changes take effect from the date of the notice.

22.3	Where any such change affects or alters any of the information contained in this document you will be given individual written notice of such changes within one month after the change.

23.	Consent to the Company holding personal information:

In accordance with the Data Protection Act 1998 the Company hereby notifies you that it holds personal data relating to you for the purposes of maintaining a personnel file in respect of your employment and your signature to this statement constitutes your consent to the Company holding such data and records.

24.	General Deductions:

The Company has the right to deduct from your pay (or from any other sums due to you) any sums which you owe to the Company including without limitation reimbursement of telephone calls, parking fines, any overpayments or loans made to you by the Company and your signature to this statement constitutes your consent to this provision, in accordance with requirements of the Employment Rights Act 1996.

25.	E-mail / Internet Use

The Company may implement a policy in respect of the use of E-mail and the Internet and you will be provided with a copy.

26.	Company Personnel Policy and Practice Manual

The Company may implement a Personnel Policy and you will be provided with a copy.

Signed by	/s/ IAN SNOW

For and on behalf of Kraton Polymers LLC

Dated _______________

I accept the terms and conditions of employment set out in this statement.

Signed by	/s/ ROGER P. MORGAN
Dr Roger P. Morgan

Dated 21st January 2002